Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers and Members

Vantage Energy, LLC:

We consent to the use of our report dated July 26, 2016, with respect to the consolidated financial statements of Vantage Energy, LLC and its subsidiaries which comprise the consolidated balance sheets as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in members’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, included herein and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Denver, Colorado

September 13, 2016